U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 29, 2009
AMB PROPERTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-13545	94-3281941

(State or other jurisdiction of	(Commission file number)	(I.R.S. employer identification
incorporation)		number)
             Pier 1, Bay 1, San Francisco, California 94111
(Address of principal executive offices) (Zip code)
                            415-394-9000
(Registrant’s telephone number, including area code)
                             n/a
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
ITEM 8.01 OTHER EVENTS

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
On January 29, 2009, we issued a press release entitled “AMB Property Corporation Announces Fourth Quarter and Full Year 2008 Results,” which sets forth disclosure regarding our results of operation for the fourth quarter and full year 2008. A copy of the press release is attached hereto as Exhibit 99.1. This section and the attached exhibit are provided under Item 2.02 of Form 8-K and are furnished to, but not filed with, the U.S. Securities and Exchange Commission.
ITEM 8.01 OTHER EVENTS.
On January 29, 2009, we reported results for the fourth quarter and full year 2008. Funds from operations per fully diluted share and unit (“FFOPS”) were a $1.69 loss for the fourth quarter of 2008 and income of $0.78 for the full year 2008 compared to income of $1.20 and $3.51 for the same periods in 2007.
Consistent with our previous announcement, we recognized charges in the fourth quarter 2008 related to the valuation of our development program and reduction in personnel of approximately $218 million or $2.15 per share; these charges were almost entirely non-cash. Excluding the impact of the impairments and restructuring charges, funds from operations (“FFO”) would have been $0.47 for the fourth quarter and $2.89 for the full year 2008.
Net income available to common stockholders per fully diluted share (“EPS”) was a loss of $2.07 for the fourth quarter of 2008 compared to income of $0.92 for the same period in 2007. The loss was primarily attributable to impairment charges and restructuring costs that we incurred in the quarter. For the full year 2008 EPS was a loss of $0.67 compared to income of $2.96 for the same period in 2007.
Operating Results
Our operating portfolio was 95.1 percent occupied at December 31, 2008 and maintained an average occupancy of 94.9 percent throughout the year. Benefiting from occupancy gains and rising rents, cash basis same store net operating income, without the effects of lease termination fees, increased 0.2 percent in the fourth quarter and 3.7 percent for the full year, over the same periods in 2007.
Average rent change on renewals and rollovers in our operating portfolio increased 2.5 percent in the quarter, and 3.1 percent for the trailing four quarters ended December 31, 2008.
Leasing Activity
During the fourth quarter of 2008, we leased more than 2.2 million square feet (206,400 square meters) of our development pipeline, bringing the full-year total to a new annual leasing record of approximately 8.3 million square feet (768,300 square meters) compared to approximately 8.2 million square feet (761,800 square meters) of development leasing in 2007. Customers that initiated and expanded their relationships with us in 2008 range from global consumer brands to third party logistics and air freight forwarder companies and include: 3M, DHL, Dorel, KLM, Kuehne + Nagel, Pepsico Canada, Schenker and Wincanton.
In our global operating portfolio, we leased more than 5.2 million square feet (480,400 square meters) in the fourth quarter and more than 23.8 million square feet (2.2 million square meters) in the full year 2008. In combination with leasing in our development pipeline, we leased a total of more than 32.1 million square feet (3.0 million square meters) globally in the full year 2008.

Investment Activity
Our development-start and acquisition activities in the quarter were commensurate with our plans to limit capital deployment until the financial and real estate markets stabilize. We commenced development on previously committed projects totaling 1.4 million square feet (131,200 square meters) during the quarter, with an expected total investment of approximately $79.5 million. Development starts for the full year 2008 totaled $544.7 million, a 50 percent decrease from $1.1 billion in 2007.
Our global development pipeline at year end, which included investments held through unconsolidated joint ventures, totaled approximately 16.4 million square feet (1.5 million square meters), with an estimated total investment of $1.3 billion scheduled for delivery through 2010. Our share of the remaining funding required to complete the development pipeline is projected to be $248.6 million. The development pipeline was more than 36 percent leased as of year end 2008, with approximately 8.9 million square feet (826,800 square meters) of leasing remaining in order to stabilize the portfolio over the next 24 months.
We closed on a previously committed acquisition of an industrial property in China during the quarter, for a total investment of approximately $12.5 million. Acquisitions for the full year 2008 totaled more than $543 million globally, a 48 percent decrease from more than $1.0 billion in 2007.
During the quarter, we sold two properties and 95 acres of land to third parties; we also contributed one property to AMB Europe Fund I. The aggregate price for development contributions and sales totaled $23.0 million for the quarter and $592.6 million for the full year 2008.
Private Capital
At year end, our private capital business had more than $7.0 billion in assets under management. During 2008, we added $835 million in properties to our funds across Japan, Mexico, Europe and the U.S.
Capital Markets
We completed more than 35 capital market transactions for a total of approximately $2.6 billion during 2008, with $323 million in the fourth quarter, including refinancings, extensions and new financings throughout the Americas, Europe and Asia.
As of December 31, 2008, our total consolidated debt maturities for 2009 were $783 million. Assuming we exercise available extension options, our total 2009 consolidated debt maturities would be $341 million. Our total unconsolidated debt maturities for 2009 were $212 million as of December 31, 2008. Assuming we exercise available extension options, the total unconsolidated debt maturities would be $173 million.
Subsequent to quarter end, we exercised our option to extend the maturity of our $325 million term loan from September 2009 to September 2010.
We had approximately $934 million of capacity as of December 31, 2008, consisting of $224 million of consolidated cash and cash equivalents and $710 million of availability on our lines of credit. In addition, we have approximately $1.1 billion of our share of properties available for sale or contribution.

SUPPLEMENTAL EARNINGS MEASURES
Included in the footnotes to our attached financial statements is a discussion of why management believes FFO, FFOPS and FFO, excluding impairment and restructuring charges (the “FFO Measures”) are useful supplemental measures of operating performance, ways in which investors might use the FFO Measures when assessing our financial performance and the FFO Measures’ limitations as a measurement tool. Reconciliation from net income to the FFO Measures are provided in the attached tables and published in our quarterly supplemental analyst package.
We believe that net income, as defined by GAAP, is the most appropriate earnings measure. However, we consider cash-basis same store net operating income (SS NOI) to be a useful supplemental measure of our operating performance. Properties that are considered part of the same store pool include all properties that were owned as of the end of both the current and prior year reporting periods and exclude development properties for both the current and prior reporting periods. The same store pool is set annually and excludes properties purchased and developments stabilized after December 31, 2006. In deriving SS NOI, we define NOI as rental revenues, including reimbursements, less property operating expenses, both of which are calculated in accordance with GAAP. Property operating expenses exclude depreciation, amortization, general and administrative expenses and interest expense. We define SS NOI to also exclude straight-line rents and amortization of lease intangibles. We consider SS NOI to be an appropriate and useful supplemental performance measure because it reflects the operating performance of the real estate portfolio excluding effects of non-cash adjustments and provides a better measure of actual cash basis rental growth for a year-over-year comparison. In addition, we believe that SS NOI helps the investing public compare our operating performance with that of other companies. While SS NOI is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. SS NOI also does not reflect general and administrative expenses, interest expense, depreciation and amortization costs, capital expenditures and leasing costs, or trends in development and construction activities that could materially impact our results from operations. Further, our computation of SS NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating SS NOI. A reconciliation from net income to SS NOI is provided below (dollars in thousands).

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2008	2007	2008	2007
Net (loss) income	$(197,964)	$97,199	$(49,862)	$314,260
Private capital income	(7,632)	(9,700)	(68,470)	(31,707)
Depreciation and amortization	39,641	40,183	169,145	162,311
Impairment losses	190,400	900	190,400	1,157
General and administrative and fund costs	40,810	34,548	145,060	130,586
Restructuring charges	13,758	—	13,758	—
Total other income and expenses	33,860	(3,224)	21,716	(95,363)
Total minority interests’ share of income	(1,893)	16,927	41,614	54,825
Total discontinued operations	400	(59,186)	(1,486)	(70,892)

NOI	111,380	117,647	461,875	465,177
Less non same-store NOI	(17,021)	(25,477)	(95,486)	(106,524)
Less non cash adjustments(1)	1,167	(562)	456	(4,019)

Cash-basis same-store NOI	$95,526	$91,608	$366,845	$354,634

(1)	Non-cash adjustments include straight line rents and amortization of lease intangibles for the same store pool only.
“Owned and managed” is defined by us as assets in which we have at least a 10 percent ownership interest, are the property or asset manager, and which we intend to hold for the long-term.

We are an owner, operator and developer of industrial real estate, focused on major hub and gateway distribution markets in the Americas, Europe and Asia. As of December 31, 2008, we owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 160.0 million square feet (14.9 million square meters) in 49 markets within 15 countries. We invest in properties located predominantly in the infill submarkets of our targeted markets. Our portfolio is comprised of High Throughput Distribution® facilities—industrial properties built for speed and located near airports, seaports and ground transportation systems.
Forward Looking Statements
Some of the information included in this report contains forward-looking statements, such as those related to continued demand for our product, status of key operating metrics, our ability to capitalize on trends and realize growth, effectiveness of our strategies, performance of our portfolio, occupancy levels, rent growth, SS NOI growth, our development projects (including completion, timing of stabilization and delivery, our ability to lease such projects, square feet at stabilization or completion, costs, share of remaining funding and total investment amounts), our ability to contribute properties to and acquire properties in our private capital co-investment ventures, our ability to accomplish future business plans, strength of our balance sheet, our ability to access credit markets and enter into credit and financing agreements and to meet our forecasts (including our FFO and EPS guidance), lenders’ priorities, our position to address debt maturities, our ability to maintain credit extensions and business goals, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward- looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants or renewal at lower than expected rent, increased interest rates and operating costs or greater than expected capital expenditures, our failure to obtain necessary outside financing, re-financing risks, risks related to our obligations in the event of certain defaults under joint venture and other debt, risks related to debt and equity security financings (including dilution risk), difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest properties we have contracted to sell or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development, redevelopment, value-added conversion and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, risks related to our tax structuring, failure to maintain our current credit agency ratings, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in general economic conditions or in the real estate sector, inflation risks, changes in real estate and zoning laws, a downturn in the U.S., California or global economy, risks related to doing business internationally and global expansion, risks of opening offices globally, risks of changing personnel and roles, losses in excess of our insurance coverage, unknown liabilities acquired in connection with acquired properties or otherwise and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended September 30, 2008.

CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(in thousands, except per share data)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
Rental revenues	$157,112	$162,668	$646,575	$639,583
Private capital revenues(2)	7,632	9,700	68,470	31,707

Total revenues	164,744	172,368	715,045	671,290

Costs and expenses
Property operating costs	(45,732)	(45,021)	(184,700)	(174,406)
Depreciation and amortization	(39,641)	(40,183)	(169,145)	(162,311)
General and administrative(3)	(40,651)	(34,251)	(143,982)	(129,510)
Restructuring charges(4)	(13,758)	—	(13,758)	—
Fund costs	(159)	(297)	(1,078)	(1,076)
Real estate impairment losses	(190,400)	(900)	(190,400)	(1,157)
Other expenses(5)(6)	(2,446)	(2,117)	(520)	(5,112)

Total costs and expenses	(332,787)	(122,769)	(703,583)	(473,572)

Other income and expenses
Development profits, net of taxes	4,836	34,802	81,084	124,288
(Losses) gains from sale or contribution of real estate interests, net	—	(1,407)	19,967	73,436
Equity in earnings of unconsolidated joint ventures, net	2,762	181	17,121	7,467
Other (expenses) income(6)	(5,784)	2,316	(5,835)	22,252
Interest expense, including amortization	(33,228)	(30,551)	(133,533)	(126,968)

Total other income and expenses, net	(31,414)	5,341	(21,196)	100,475

(Loss) income before minority interests and discontinued operations	(199,457)	54,940	(9,734)	298,193

Minority interests’ share of loss (income)
Joint venture partners’ share of income before discontinued operations	(2,917)	(6,603)	(32,310)	(27,691)
Joint venture partners’ and limited partnership unitholders’ share of development profits	(1,924)	(8,835)	(9,041)	(13,934)
Preferred unitholders	(1,432)	(1,432)	(5,727)	(8,042)
Limited partnership unitholders	8,166	(57)	5,464	(5,158)

Total minority interests’ share of loss (income)	1,893	(16,927)	(41,614)	(54,825)

(Loss) income from continuing operations	(197,564)	38,013	(51,348)	243,368

Discontinued operations
(Loss) income attributable to discontinued operations, net of minority interests	(94)	1,504	(401)	8,879
Development gains, net of taxes and minority interests	—	49,905	—	49,905
(Losses) gains from sale of real estate, net of minority interests	(306)	7,777	1,887	12,108

Total discontinued operations	(400)	59,186	1,486	70,892

Net (loss) income	(197,964)	97,199	(49,862)	314,260
Preferred stock dividends	(3,950)	(3,950)	(15,806)	(15,806)
Preferred unit redemption issuance costs	—	—	—	(2,930)

Net (loss) income available to common stockholders	$(201,914)	$93,249	$(65,668)	$295,524

Net (loss) income per common share (diluted)	$(2.07)	$0.92	$(0.67)	$2.96

Weighted average common shares (diluted)	97,584	101,121	97,404	99,808

(1)	On July 1, 2008, the partners of AMB Partners II (previously, a consolidated co-investment venture) contributed their interests in AMB Partners II to AMB Institutional Alliance Fund III in exchange for interests in AMB Institutional Alliance Fund III, an unconsolidated co-investment venture.

(2)	Includes incentive and promote distributions for 2008 of $33.0 million for AMB Institutional Alliance Fund III received during the quarter ended June 30, 2008 and of $1.0 million for the dissolution of AMB Erie co-investment venture received during the quarter ended March 31, 2008.

(3)	For the quarter and year ended December 31, 2008, includes an impairment charge of $5.0 million for a reserve against tax assets.

(4)	Restructuring charges represent costs related to the exit of selected markets as well as severance expense related to the general reorganization of the company.

(5)	For the quarter and year ended December 31, 2008, includes $6.8 million to write-off pursuit costs.

(6)	Includes changes in liabilities and assets associated with AMB’s deferred compensation plan.

CONSOLIDATED STATEMENTS OF FUNDS FROM OPERATIONS(1)
(in thousands, except per share data)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2008	2007	2008	2007
Net (loss) income available to common stockholders	$(201,914)	$93,249	$(65,668)	$295,524
Losses (gains) from sale or contribution of real estate, net of minority interests	306	(6,370)	(21,854)	(85,544)
Depreciation and amortization
Total depreciation and amortization	39,641	40,183	169,145	162,311
Discontinued operations’ depreciation	4	49	54	1,415
Non-real estate depreciation	(1,484)	(1,658)	(7,270)	(5,623)
Adjustments to derive FFO from consolidated joint ventures
Joint venture partners’ minority interests (Net income)	2,917	6,603	32,310	27,691
Limited partnership unitholders’ minority interests (Net (loss) income)	(8,166)	57	(5,464)	5,158
Limited partnership unitholders’ minority interests (Development profits)	114	3,384	2,822	7,148
Discontinued operations’ minority interests (Net (loss) income)	(4)	66	217	390
FFO attributable to minority interests	(9,036)	(15,555)	(49,957)	(62,902)
Adjustments to derive FFO from unconsolidated joint ventures
AMB’s share of net income	(2,762)	(181)	(17,121)	(7,467)
AMB’s share of FFO	10,015	6,083	42,742	27,391

Funds from operations	$(170,369)	$125,910	$79,956	$365,492

FFO per common share and unit (diluted)	$(1.69)	$1.20	$0.78	$3.51

Weighted average common shares and units (diluted)	101,102	105,130	102,856	104,169

Adjustments for impairment and restructuring charges
Real estate impairment losses	$190,400		$190,400
Pursuit costs and tax reserve	11,834		11,834
AMB’s share of real estate impairment losses from unconsolidated joint ventures	1,847		1,847
Joint venture partners’ minority interest share of real estate impairment losses	(424)		(424)

Total impairment charges(2)	203,657		203,657
Restructuring charges(3)	13,758		13,758

Funds from operations, excluding impairment and restructuring charges	$47,046		$297,371

FFO, excluding impairment and restructuring charges per common share and unit (diluted)	$0.47		$2.89

(1)	Funds From Operations (“FFO”), Funds From Operations Per Share and Unit (“FFOPS”) and FFO, excluding impairment and restructuring charges (together with FFO and FFOPS, the “FFO Measures”). AMB believes that net income, as defined by U.S. GAAP, is the most appropriate earnings measure. However, AMB considers funds from operations, or FFO, FFO per share and unit, or FFOPS, and FFO, excluding impairment and restructuring charges, to be useful supplemental measures of its operating performance. AMB defines FFOPS as FFO per fully diluted weighted average share of AMB’s common stock and operating partnership units. AMB calculates FFO as net income, calculated in accordance with U.S. GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive AMB’s pro rata share of FFO of consolidated and unconsolidated joint ventures.
AMB includes the gains from development, including those from value-added conversion projects, before depreciation recapture, as a component of FFO. AMB believes that value-added conversion dispositions are in substance land sales and as such should be included in FFO, consistent with the real estate investment trust industry’s long standing practice to include gains on the sale of land in FFO. However, AMB’s interpretation of FFO or FFOPS may not be consistent with the views of others in the real estate investment trust industry, who may consider it to be a divergence from the NAREIT definition, and may not be comparable to FFO or FFOPS reported by other real estate investment trusts that interpret the current NAREIT definition differently than AMB does. In connection with the formation of a joint venture, AMB may warehouse assets that are acquired with the intent to contribute these assets to the newly formed venture. Some of the properties held for contribution may, under certain circumstances, be required to be depreciated under U.S. GAAP. If this circumstance arises, AMB intends to include in its calculation of FFO gains or losses related to the contribution of previously depreciated real estate to joint ventures. Although such a change, if instituted, will be a departure from the current NAREIT definition, AMB believes such calculation of FFO will better reflect the value created as a result of the contributions. To date, AMB has not included gains or losses from the contribution of previously depreciated warehoused assets in FFO.
In addition to presenting FFO as described above, AMB presents FFO, excluding impairment and restructuring charges. AMB calculates FFO, excluding impairment and restructuring charges, as FFO less impairment and restructuring charges and adjustments to derive AMB’s share of impairment charges from consolidated and unconsolidated joint ventures.
To the extent that the book value of a land parcel or development asset exceeded the fair market value of a property, based on its intended holding period, a non-cash impairment charge was recognized for the shortfall. The impairment charges were principally a result of increases in estimated capitalization rates and deterioration in market conditions that adversely impacted values. AMB also recognized charges to write-off pursuit costs related to development projects it no longer plans to commence and to establish a reserve against tax assets associated with the reduction of its development activities. The restructuring charges reflected costs associated with AMB’s reduction in global headcount and cost structure. Although difficult to predict, these charges may be recurring given the uncertainty of the current economic climate and its adverse effects on the real estate markets. While not infrequent or unusual in nature, these charges are subject to market fluctuations that can have inconsistent effects on AMB’s results of operations. The economics underlying these charges reflect market conditions in the short-term but can obscure the value of AMB’s long-term investment decisions and strategies. Management believes FFO, excluding impairment and restructuring charges, is significant and useful to both it and AMB’s investors because it more appropriately reflects the value and strength of AMB’s business model and its potential performance isolated from the volatility of the current economic environment. However, in addition to the limitations of FFO Measures generally discussed below, FFO, excluding impairment and restructuring charges, does not present a comprehensive measure of AMB’s financial condition and operating performance. This measure is a modification of the NAREIT definition of FFO and should not be considered a replacement of FFO as AMB defines it or used as an alternative to net income or cash as defined by U.S. GAAP.
AMB believes that the FFO Measures are meaningful supplemental measures of its operating performance because historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, the FFO Measures are supplemental measures of operating performance for real estate investment trusts that exclude historical cost depreciation and amortization, among other items, from net income, as defined by U.S. GAAP. AMB believes that the use of the FFO Measures, combined with the required U.S. GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. AMB considers the FFO Measures to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, the FFO Measures can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While FFO and FFOPS are relevant and widely used measures of operating performance of real estate investment trusts, the FFO Measures do not represent cash flow from operations or net income as defined by U.S. GAAP and should not be considered as alternatives to those measures in evaluating AMB’s liquidity or operating performance. The FFO Measures also do not consider the costs associated with capital expenditures related to AMB’s real estate assets nor are the FFO Measures necessarily indicative of cash available to fund AMB’s future cash requirements. Management compensates for the limitations of the FFO Measures by providing investors with financial statements prepared according to U.S. GAAP, along with this detailed discussion of the FFO Measures and a reconciliation of the FFO Measures to net income, a U.S. GAAP measurement.

(2) Impairment charges represent the write down of assets due to estimated fair value being lower than carry value, as well as certain other charges associated with pursuit costs, tax asset reserves and restructuring costs.

(3) Restructuring charges represent costs related to the exit of selected markets as well as severance expense related to the general reorganization of the company.

CONSOLIDATED BALANCE SHEETS(1)(2)
(dollars in thousands)

	As of
	December 31, 2008	December 31, 2007
Assets
Investments in real estate
Total investments in properties	$6,598,328	$6,709,545
Accumulated depreciation and amortization	(970,843)	(916,686)

Net investments in properties	5,627,485	5,792,859
Investments in unconsolidated joint ventures	431,322	356,194
Properties held for contribution, net	600,852	488,339
Properties held for divestiture, net	8,171	40,513

Net investments in real estate	6,667,830	6,677,905
Cash and cash equivalents and restricted cash	251,231	250,416
Accounts receivable, net	160,266	184,270
Other assets	213,982	149,812

Total assets	$7,293,309	$7,262,403

Liabilities and stockholders’ equity
Secured debt	$1,522,571	$1,471,087
Unsecured senior debt	1,153,926	1,003,123
Unsecured credit facilities	920,850	876,105
Other debt	392,838	144,529
Accounts payable and other liabilities	335,845	306,196

Total liabilities	4,326,030	3,801,040
Minority interests
Joint venture partners	293,367	517,572
Preferred unitholders	77,561	77,561
Limited partnership unitholders	80,205	102,278

Total minority interests	451,133	697,411
Stockholders’ equity
Common equity	2,292,734	2,540,540
Preferred equity	223,412	223,412

Total stockholders’ equity	2,516,146	2,763,952

Total liabilities and stockholders’ equity	$7,293,309	$7,262,403

(1)	During the quarter ended September 30, 2008, AMB acquired the remaining equity interest (approximately 42%) in G. Accion, a Mexican real estate company. Total assets and total liabilities include $174,206 and $126,003, respectively, related to G. Accion as of December 31, 2008.

(2)	On July 1, 2008, the partners of AMB Partners II (previously, a consolidated co-investment venture) contributed their interests in AMB Partners II to AMB Institutional Alliance Fund III in exchange for interests in AMB Institutional Alliance Fund III, an unconsolidated co-investment venture.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
             (d) Exhibits:

Exhibit
Number	Description

99.1	AMB Property Corporation Press Release dated January 29, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property Corporation (Registrant)
Date: January 29, 2009	By:	/s/ Tamra D. Browne
Tamra D. Browne
Senior Vice President, General Counsel and Secretary

  Exhibits

Exhibit
Number	Description

99.1	AMB Property Corporation Press Release dated January 29, 2009.